U.S. SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                     FORM 12b-25
                                                               SEC FILE NUMBER
                           NOTIFICATION OF LATE FILING              0-20968

                                                                  CUSIP NUMBER
                                                                    000753 Q10


     (Check One):
                    [ ]Form 10-K and Form 10-KSB  [ ]Form 20-F
                    [ ] Form 11-K [X]Form 10-Q and Form 10-QSB [ ]Form N-SAR
                    For Period Ended:   March 31, 1997
                    [ ] Transition Report on Form 10-K
                    [ ] Transition Report on Form 20-F
                    [ ] Transition Report on Form 11-K
                    [ ] Transition Report on Form 10-Q
                    [ ] Transition Report on Form N-SAR
                    For the Transition Period Ended:


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     Read Attached Instruction Sheet Before Preparing Form. Please Print or
     Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

          Not Applicable.
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                           PART I - REGISTRANT INFORMATION

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     Full Name of Registrant:      Advanced Mammography Systems, Inc.

     Former Name if Applicable:          --------------

                        46 Jonspin Road, Wilmington, MA 01887
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                        Address of Principal Executive Office
                    (Street and Number), City, State and Zip Code



                          PART II - RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [x]    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [x]    (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]    (c)  The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

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                                 PART III - NARRATIVE
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     State below in reasonable detail the reasons why Form 10-K and 10-KSB, 11-
     K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

          Registrant experienced delays in compiling the necessary information to complete the report.

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                             PART IV - OTHER INFORMATION
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     (1)  Name and telephone number of person to contact in regard to this notification

                 Stephen James                508            657-8876
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                 (Name)                      (Area Code)    (Telephone Number)

     (2)  Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section
          30 of the Investment Company Act of 1940 during the preceding
          12 months (or for such shorter) period that the registrant was required to file such report(s) been filed?  If answer is no, identify report(s).
                                                                   [X]Yes  [ ]No
          ______________________________________________________________________

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                   [ ]Yes  [X]No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          Advanced Mammography Systems, Inc.
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                         (Name of Registrant as specified in charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

     Date:  May 14, 1997                By:  /s/ Steven James
          ------------------              -------------------------------------
                                        Name:     Steven James
                                        Title:    Chief Financial Officer

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                      ATTENTION
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     Intentional misstatements or omissions of fact constitute Federal Criminal
     Violations (See 18 U.S.C.) 1001).